UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ULURU Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145

April 22, 2008

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Meeting”) of ULURU Inc. (the “Company”) to be held on May 15, 2008 at 10:00 a.m., local time, at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, NY 10022, (212) 705-7000.

The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be considered and acted upon by stockholders of the Company at the Meeting. Please carefully review the information contained in the Proxy Statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AT THAT TIME BY REQUESTING THE RIGHT TO VOTE IN PERSON.  YOU MAY ALSO REVOKE THE PROXY BY SUBMITTING ANOTHER PROXY BEARING A LATER DATE OR BY GIVING NOTICE IN WRITING TO OUR SECRETARY NO LATER THAN THE DAY PRIOR TO THE MEETING.

Sincerely,

Kerry P. Gray
President & Chief Executive Officer

ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 15, 2008

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of ULURU Inc., a Nevada corporation, will be held at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, NY 10022, (212) 705-7000, on May 15, 2008 at 10:00 a.m., local time, for the following purposes:

1.	to elect four members to the Board of Directors to hold office until the annual meeting for 2009, and until their successors are elected and qualified; and

2.	to ratify the appointment of Lane Gorman Trubitt, L.L.P. as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

In accordance with the provisions of our bylaws, the Board of Directors has fixed the close of business on April 1, 2008, as the record date for the determination of the holders of the shares of our Common Stock entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the annual meeting.

Information relating to the proposals described above is set forth in the accompanying Proxy Statement dated April 22, 2008.  Please carefully review the information contained in the Proxy Statement, which is incorporated into this Notice.  Our Annual Report for the fiscal year ended December 31, 2007 accompanies the accompanying Proxy Statement.

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Meeting in person.  If you do not expect to attend the Meeting, or if you do plan to attend but wish to vote by proxy, please complete, date, sign and mail the enclosed proxy card in the return envelope provided addressed to ULURU Inc., c/o Continental Stock Transfer & Trust Co., 17 Battery Place, New York, NY  10004-1123.  Proxies will also be accepted by transmission of a facsimile provided that such facsimile contain sufficient information from which it can be determined that the transmission was authorized by the stockholder delivering such proxy.  The Company’s fax number is c/o Continental Stock Transfer & Trust Co., at 212-509-5152.

By Order of the Board of Directors,

Kerry P. Gray
President & Chief Executive Officer
Addison, Texas
April 22, 2008

ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 15, 2008

This Proxy Statement is furnished by ULURU Inc., a Nevada corporation (the “Company”), to holders of its Common Stock, par value $.001 per share (the “Common Stock”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Meeting”), and at any and all adjournments or postponements thereof. The Meeting will be held on Thursday, May 15, 2008 at 10:00 a.m., local time, at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, NY 10022, (212) 705-7000. This Proxy Statement and the accompanying form of proxy are first being sent to holders of Common Stock on or about April 22, 2008. Our mailing address and the location of our principal executive offices are at 4452 Beltway Drive, Addison, Texas 75001.  Our telephone number is (214) 905-5145.

A Stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised, by voting in person at the Meeting, by submitting another proxy bearing a later date, or by giving notice in writing to our Secretary not later than the day prior to the Meeting. All proxies returned prior to the Meeting will be voted in accordance with instructions contained therein or, if no choice is specified for one or more proposals in a proxy submitted by or on behalf of a Company stockholder, the shares represented by such proxy will be voted in favor of such proposals and in the discretion of the named proxies with respect to any other matters which may properly come before the Meeting.

At the close of business on April 1, 2008, the record date for the Meeting, the number of our outstanding shares of Common Stock that are entitled to vote was 62,416,881.  We have no other outstanding voting securities.  Each outstanding share of Common Stock is entitled to one vote on each proposal set forth in the enclosed proxy. A complete list of Company stockholders entitled to vote at the Meeting will be available for examination by any Stockholder for any purpose germane to the Meeting at our principal executive offices and at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York NY 10022, during normal business hours, at least ten days prior to the Meeting. Our Bylaws require that one-third of the shares entitled to vote, present in person or by proxy, shall constitute a quorum for the conduct of business at the Meeting. Abstentions and broker non-votes (assuming, in the case of broker non-votes, that the shares represented by such non-votes are voted on any other matter before the Meeting) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting.

For Proposal 1, directors will be elected by a plurality of shares present in person or represented by proxy at the Meeting, which means that the four individuals receiving the highest number of “For” votes will be elected directors.  Abstentions and broker non-votes will have no effect on the voting results of Proposal 1.  Proposal 2 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes against the proposal.  Abstentions and broker non-votes will have no effect on the voting results of Proposal 2.

All expenses in connection with solicitation of proxies will be borne by us. We will also request brokers, dealers, banks and voting trustees, and their nominees, to forward this Proxy Statement, the accompanying form of proxy and our Annual Report for the fiscal year ended December 31, 2007 to beneficial owners and will reimburse such record holders for their expense in forwarding solicitation material. We expect to solicit proxies primarily by mail, but Company directors, officers and regular employees may also solicit in person or by fax.

The Board does not know of any matters which will be brought before the Meeting other than those matters specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.

This Proxy Statement should be read in conjunction with our Annual Report for the fiscal year ended December 31, 2007, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 2007 contained therein.

Change in Control of Registrant during the Past Fiscal Year

There were no changes in control of the Company during the past fiscal year.

PROPOSAL 1

ELECTION OF DIRECTORS

There are currently five members of the Board with terms expiring at the Meeting. The Board has determined that all directors, except Kerry P. Gray, our Chief Executive Officer, meet the independence requirements under American Stock Exchange listing standards (the “Listing Standards”) and qualify as “independent directors” under those Listing Standards.

Upon the recommendation of our Nominating and Governance Committee of the Board, the Board has nominated William W. Crouse, Jeffrey B. Davis, Kerry P. Gray and W. Anthony Vernon for re-election as directors, whose term will expire at the 2009 annual meeting of stockholders.  Each of Messrs. Crouse, Davis, Gray and Vernon has consented to serve, if elected, for a one-year term expiring at the time of the 2008 annual meeting of stockholders and when his successor is elected and qualified. The persons named in the enclosed proxy card as proxies will vote to elect each of the nominees, unless authority to vote for the election of one or more nominees is withheld by marking the proxy card to that effect. If any of the nominees shall become unable or unwilling to serve, the proxies, unless authority has been withheld as to such nominee, may be voted for the election of a substitute nominee designated by the Board, or the Board may reduce the number of directors. Proxies may not be voted for more than four persons.

The Board recommends that you vote FOR the election of the nominees, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

The following information, which is as of March 31, 2008, is furnished with respect to each nominee for election as a director at the Meeting. The information presented includes information each director has given us about all positions he holds with us, his principal occupation and business experience during the past five years, and the names of other publicly-held companies of which he serves as a director. Information about the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of March 31, 2008, appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Business and Experience of Nominees for Director

William W. Crouse

Mr. Crouse has served as one of our directors since March 2006 and is a General Partner of HealthCare Ventures LLC, one of the world's largest biotech venture capital firms. Mr. Crouse was formerly Worldwide President of Ortho Diagnostic Systems and Vice President of Johnson & Johnson International. He also served as Division Director of DuPont Pharmaceuticals and as President of Revlon Health Care Group's companies in Latin America, Canada and Asia/Pacific. Currently, Mr. Crouse serves as a Director of The Medicines Company, Targanta Therapeutics, and several private biotechnology companies. Mr. Crouse formerly served as a Director of Imclone Systems, BioTransplant, Inc., Dendreon Corporation, OraSure Technologies, Inc., Human Genome Sciences, Raritan Bancorp, Inc., Allelix Biopharmaceuticals, Inc. and several private biotechnology companies. Mr. Crouse currently serves as Trustee of Lehigh University and as Trustee of the New York Blood Center. Mr. Crouse is a graduate of Lehigh University (Finance and Economics) and Pace University (M.B.A.).

Jeffrey B. Davis

Mr. Davis has served as one of our directors since March 2006 and has extensive experience in investment banking, and corporate development and financing for development stage, life sciences companies. Mr. Davis is currently President of SCO Financial Group LLC, and President and Financial Principal of SCO Securities LLC, SCO's NASD-member broker-dealer. Additionally, Mr. Davis has served on many boards of directors for life sciences companies, and currently sits on the boards of MacroChem Corp., Virium Pharmaceuticals, Inc. and Access Pharmaceuticals, Inc.  Previously, Mr. Davis served as Chief Financial Officer of a publicly traded, NASDAQ-NM healthcare company. Prior to that, Mr. Davis was Vice President, Corporate Finance, at Deutsche Bank AG and Deutsche Morgan Grenfell, both in the U.S. and Europe. Mr. Davis also served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff. Prior to that, Mr. Davis was involved in marketing and product management at Philips Medical Systems North America. Mr. Davis has an M.B.A. from the Wharton School of Business, University of Pennsylvania, and a B.S. in Biomedical Engineering from the College of Engineering, Boston University.

Mr. Kerry P. Gray

Mr. Gray has served as one of our directors since March 2006 and currently is the Company’s President and Chief Executive Officer.  Previously, Mr. Gray was the President and CEO of Access Pharmaceuticals and a director of Access Pharmaceuticals from June 1993 until May 2005.  Mr. Gray served as Chief Financial Officer of PharmaScience, Inc., a company he co-founded to acquire technologies in the drug delivery area. From May 1990 to August 1991, Mr. Gray was Senior Vice President, Americas, Australia and New Zealand for Rhone-Poulenc Rorer, Inc. Prior to the Rhone-Poulenc Rorer merger, he had been Area Vice President Americas of Rorer International Pharmaceuticals. From 1986 to May 1988, he was Vice President, Finance of Rorer International Pharmaceuticals, having served in the same capacity at Revlon Health Care Group of companies before the acquisition by Rorer Group. Between 1975 and 1985, he held various senior financial positions with the Revlon Health Care Group.

W. Anthony Vernon

Mr. Vernon has served as one of our directors since August 2007 and is the Healthcare Industry Partner of Ripplewood Holdings Inc.  He is also a director of several consumer, biotech and medical device companies, including Medivation Inc., NovoCure Ltd., Cord Blood Registry, Disc Dynamics Inc., and Axon Labs.  Mr. Vernon has previously led a number of Johnson and Johnson's franchises during a 24 year career at Johnson and Johnson.  He has served as President of McNeil Consumer Products and Nutritionals, Worldwide President of The Johnson and Johnson-Merck Joint Venture, President of Centocor, and Company Group Chairman of DePuy Orthopedics.  He has also served as a member of Johnson and Johnson's Group Operating Committees for Consumer Healthcare and Nutritionals, Biopharmaceuticals, and Medical Devices and Diagnostics.  Mr. Vernon holds a bachelor's degree in history from Lawrence University and an MBA from Northwestern University's Kellogg School.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSED NOMINESS TO THE BOARD AND THE ENCLOSED PROXY WILL BE SO VOTED UNLESS A CONTRARY VOTE IS INDICATED.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR THE NOMINEES NAMED ABOVE.  HOWEVER, THE PERSONS DESIGNATED AS PROXIES RESERVE THE RIGHT TO CAST VOTES FOR ANOTHER PERSON DESIGNATED BY THE BOARD IN THE EVENT THE NOMINEES ARE UNABLE OR UNWILLING TO SERVE.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Practices and Board Independence

The Board has adopted a number of corporate governance documents, including charters for its Audit Committee, Compensation Committee and Nominating and Governance Committee, corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors (including its principal executive officer and principal financial officer) and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters.  All of these documents are available on the Company’s website at www.uluruinc.com under the heading “Investor Relations,” and a copy of any such document may be obtained, without charge, upon written request to ULURU Inc., c/o Investor Relations, 4452 Beltway Drive, Addison, Texas, 75001.

Stockholder Communications with the Board

The Board has established a process for stockholders to send communications to it. Stockholders may send written communications to the Board or individual directors to ULURU Inc., Board of Directors, c/o Chief Executive Officer, 4452 Beltway Drive, Addison, Texas, 75001. Stockholders also may send communications via email to kgray@uluruinc.com with the notation “Attention: Chief Executive Officer” in the Subject field. All communications will be reviewed by the Chief Executive Officer of the Company, who will determine whether such communications are relevant and/or for a proper purpose and appropriate for Board review and, if applicable, submit such communications to the Board on a periodic basis.

Attendance of Directors at Annual Stockholder Meetings

Although the Company currently does not require directors to attend annual stockholder meetings, it does encourage directors to do so and welcomes their attendance. The Company generally schedules a Board meeting in conjunction with the annual stockholder meeting and plans to continue to do so in the future. The Company expects that directors will attend annual stockholder meetings absent a valid reason.

Nomination and Election of Directors

When seeking candidates for director, the Nominating and Governance Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to serve as a director. The committee may also ask the candidate to meet with Company management. If the committee believes a candidate would be a valuable addition to the Board and there is either a vacancy on the Board or the committee believes it is in the best interests of the Company and our stockholders to increase the number of Board members to elect that candidate, it will recommend to the full Board that candidate’s election.

Before nominating a sitting director for reelection at an annual stockholder meeting, the committee will consider the director’s performance on the Board and whether the director’s reelection would be in the best interests of the Company’s stockholders and consistent with the Company’s corporate governance guidelines and the Company’s continued compliance with applicable law, rules and regulations.

The Board believes that it should be comprised of directors with diverse and complementary backgrounds, and that directors should have expertise that, at a minimum, may be useful to the Company and may contribute to the success of the Company’s business. Directors also should possess the highest personal and professional ethics and should be willing and able to devote an amount of time sufficient to effectively carry out their duties and contribute to the success of the Company’s business. When considering candidates for director, the committee takes into account a number of factors, including the following:

▪	Independence from management;
▪	Age, gender and ethnic background;
▪	Relevant business experience;
▪	Judgment, skill and integrity;
▪	Existing commitments to other businesses;
▪	Potential conflicts of interest;
▪	Corporate governance background;
▪	Financial and accounting background;
▪	Executive compensation background; and
▪	Size and composition of the existing Board.

The Nominating and Governance Committee will consider candidates for director suggested by stockholders by considering the foregoing criteria and the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to ULURU Inc., c/o Investor Relations, 4452 Beltway Drive, Addison, Texas 75001 and include the following:

▪	The name and address of the stockholder and a statement that he, she or it is a stockholder of the Company and is proposing a candidate for consideration by the committee;
▪
The class and number of shares of Company capital stock owned by the stockholder as of the Record Date for the annual stockholder meeting (if such date has been announced) and as of the date of the notice, and the length of time such stockholder has held such shares;

▪	The name, age and address of the candidate;
▪	A description of the candidate’s business and educational experience;
▪	The class and number of shares of Company capital stock, if any, owned by the candidate, and length of time such candidate has held such shares;
▪
Information regarding each of the foregoing criteria the Board generally considers, other than the factor regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;

▪	A description of any relationship between the candidate and any customer, supplier or competitor of the Company or any actual or potential conflict of interest;
▪	A description of any relationship or understanding between the stockholder and the candidate; and
▪	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Board Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

At a meeting of the Board on June 15, 2006, the Board nominated and elected three independent Directors of the Company to comprise the committees for Audit, Compensation, and Nominating and Governance.  On August 2, 2007, Mr. W. Anthony Vernon was nominated and elected to our Board thereby increasing the number of Directors from four to five.  On November 5, 2007, each committee of the Board was reconstituted and is now comprised as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee

Jeffrey B. Davis, Chairman	W. Anthony Vernon, Chairman	William W. Crouse, Chairman
David E. Reese, Ph.D.	Jeffrey B. Davis	W. Anthony Vernon
W. Anthony Vernon	David E. Reese, Ph.D.

All members of each committee have been determined by the Board to be independent under applicable SEC and American Stock Exchange rules and regulations

The Audit Committee has the responsibility to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls.  The Board has determined that Jeffrey B. Davis meets the definition of an "Audit Committee Financial Expert".  The charter of the Audit Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations."

The Compensation Committee has responsibility for approval of remuneration arrangements for executive officers of the Company, review and approval of compensation plans relating to executive officers and directors, including grants of stock options under the Company's 2006 Equity Incentive Plan and other benefits and general review of the Company's employee compensation policies.  The charter of the Compensation Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations."

The Nominating and Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing the Company's corporate governance guidelines.  The charter of the Nominating and Governance Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations.

Meetings of the Board and Certain Committees

The Board held a total of four meetings either in person or by conference call during the 2007 fiscal year. The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. During the 2007 fiscal year, each Director attended at least 75% of the meetings of the Board that were held while such Director served as a member of the Board and all meetings held by all committees on which the individual Director served.  In addition to the meetings held by the Board and Board committees, the directors and Board committee members communicated informally to discuss the affairs of the Company and, when appropriate, took formal Board and committee action by unanimous written consent of all directors or committee members, in accordance with Nevada law, in lieu of holding formal meetings.

For the majority of 2007, the Audit Committee was composed of William W. Crouse, Jeffrey B. Davis, and Dr. David E. Reese, all being independent directors.  On November 5, 2007 the Audit Committee was reconstituted to be composed of Jeffrey B. Davis, Dr. David E. Reese, and W. Anthony Vernon, all being independent directors.  During the 2007 fiscal year, the Audit Committee held a total of four meetings either in person or by conference call.

For the majority of 2007, the Compensation Committee was composed of William W. Crouse, Jeffrey B. Davis, and Dr. David E. Reese.  On November 5, 2007 the Compensation Committee was reconstituted to be composed of Jeffrey B. Davis, Dr. David E. Reese, and W. Anthony Vernon, all being independent directors.    During the 2007 fiscal year, the Compensation Committee met once.

For the majority of 2007, the Nominating and Governance Committee was composed of William W. Crouse, Jeffrey B. Davis, and Dr. David E. Reese.  On November 5, 2007 the Nominating and Governance Committee was reconstituted to be composed of William W. Crouse and W. Anthony Vernon, both being independent directors. The Nominating and Governance Committee met once during the 2007 fiscal year.

Directors and Named Executive Officers

The following table sets forth the Directors and Named Executive Officers of the Company along with their respective ages and positions and is as follows:

Name	Age	Position
William W. Crouse (3)	65	Chairman, Director
Jeffrey B. Davis (1)(2)	45	Director
David E. Reese, Ph.D.(1)(2)	35	Director
W. Anthony Vernon(1)(2)(3)	52	Director
Kerry P. Gray	55	Director, Chief Executive Officer, President
Renaat Van den Hooff	49	Executive Vice President – Operations
Terrance K. Wallberg	53	Chief Financial Officer, Vice President, Secretary, Treasurer

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Governance Committee

Other Named Executive Officers

Renaat Van den Hooff led the integration of the Johnson and Johnson (“J&J”) and Pfizer Consumer Healthcare business for the Europe, Middle East and Africa region from July 2006 until joining ULURU, Inc. in September, 2007.  Previously, from 2004 to 2006 Mr. Van den Hooff was President of J&J Merck Consumer Pharmaceuticals and President of McNeil International, having been President of J&J Merck from 2003 and Vice President for the U.S. Joint Venture from 2001 to 2003.  Prior to that from 1997 to 2001, Mr. Van den Hooff had been Managing Director United Kingdom and Ireland for J&J MSD Consumer Pharmaceuticals.  From 1989 to 1996 Mr. Van den Hooff held various positions at Janssen Pharmaceutica Belgium.  Prior to joining the J&J family of companies, from 1983 to 1988 he held various positions with IMS Belgium.

Terrance K. Wallberg, a Certified Public Accountant, possesses an extensive and diverse background with over 30 years of experience with entrepreneurial/start-up companies. Prior to joining ULURU Inc., Mr. Wallberg was Chief Financial Officer with Alliance Hospitality Management and previous to that was CFO for DCB Investments, Inc., a Dallas, Texas based diversified real estate holding company. During his five year tenure at DCB Investments, Mr. Wallberg acquired valuable experience with several successful start-up businesses and dealing with the external financial community. Prior to DCB Investments, Mr. Wallberg spent 22 years with Metro Hotels, Inc., serving in several finance/accounting capacities and culminating his tenure as Chief Financial Officer. Mr. Wallberg is a member of the American Society and the Texas Society of Certified Public Accountants and is a graduate of the University of Arkansas.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) (“Section 16(a)”) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of such securities. Directors, officers and 10% holders are required by SEC rules to furnish us with copies of all of the Section 16(a) reports they file.

Based solely on a review of reports furnished to us during the 2007 fiscal year or written representatives from our directors and executive officers, none of our directors, executive officers and 10% holders failed to file on a timely basis reports required by Section 16(a) during the 2007 fiscal year except that Mr. William Collins filed a late Form 4.  Mr. Collins is the Chairman and CEO of Brencourt Advisors LLC and makes investment decisions on behalf of Brencourt Advisors, LLC, a beneficial owner of approximately 13.5% of our outstanding common stock.

DIRECTOR COMPENSATION

Each director who is not also our employee is entitled to receive options to purchase a number of shares of our Common Stock, as determined by the Board, on the date of each annual meeting of stockholders.  In addition, we reimburse each director, whether an employee or not, the expenses of attending Board and committee meetings.

Compensation

The following table sets forth information regarding the compensation we paid to our directors in 2007:

Name	Fee Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total
William W. Crouse	---	---	$89,939	---	---	$89,939

Jeffrey B. Davis	---	---	$69,172	---	---	$69,172

David E. Reese, Ph.D.	---	---	$121,171	---	---	$121,171

W. Anthony Vernon	---	---	$17,917	---	---	$17,917

(1)
On May 8, 2007 stock option grants were issued to Messrs. Crouse, Davis, and Reese to purchase shares of Common Stock of 30,000, 25,000, and 25,000, respectively, with an exercise price of $4.95 per share and an expiration date of May 8, 2017.  On August 13, 2007 a stock option grant was issued to Mr. Vernon to purchase shares of Common Stock of 50,000 with an exercise price of $4.29 per share and an expiration date of August 13, 2017.  The stock option grants issued to our Directors during 2007 become fully vested on the one year anniversary from the date of grant.

(2)
The amounts shown do not reflect compensation actually received by our directors or the actual value that may be recognized by the directors with respect to these awards in the future.  Instead, the amounts in this column represent the Black-Scholes fair value of options that we recorded as expense in 2007 and thus include amounts from awards prior to 2007.  The grant date fair value for the annual stock option award made to the directors on May 8, 2007 was $31,735 for Mr. Crouse and $26,446 for Messrs. Davis and Reese, respectively.  The grant date fair value of the initial option award made to Mr. Vernon upon his August 13, 2007 election to the board was $46,714.  For a description of the assumptions used to determine the fair value of options recorded as expense in 2007 and the grant date fair value of options granted in 2007, see Note 14 to our Consolidated Financial Statement in our Annual Report on Form 10-KSB for the year ended December 31, 2007, except that, as required by SEC regulations, the amounts included herein do not reflect any assumed forfeitures.

Option Exercises in 2007

There were no exercises of stock options by our directors during the 2007 fiscal year.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information regarding all outstanding stock option awards for each of our directors as of December 31, 2007.

		Option Awards
Name		Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Option Exercise Price ($)	Option Expiration Date
William W. Crouse	(1)	200,000	---	$1.65	12/13/2016
	(2)	---	30,000	$4.95	05/08/2017

Jeffrey B. Davis	(1)	150,000	---	$1.65	12/13/2016
	(2)	---	25,000	$4.95	05/08/2017

David E. Reese, Ph.D.	(1)	300,000	---	$1.65	12/13/2016
	(2)	---	25,000	$4.95	05/08/2017

W. Anthony Vernon	(3)	---	50,000	$4.29	08/13/2017

(1)		The stock options are fully vested.
(2)		The stock options will fully vest on May 8, 2008.
(3)		The stock options will fully vest on August 13, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee operates under a written charter adopted by the Board and is responsible for making all compensation decisions for the Company’s named executives including determining base salary and annual incentive compensation amounts and recommending stock option grants and other stock-based compensation under our equity incentive plans.

Overview and Philosophy

The goals of our executive compensation program are to:

▪	provide competitive compensation that will help attract, retain and reward qualified executives, with a focus on talent from within the bio-pharmaceutical industry;

▪	align management’s interests with our success by making a portion of the executive’s compensation dependent upon corporate performance; and

▪	align management’s interests with the interests of stockholders by including long-term equity incentives.

To achieve these goals, we focus on several key points in the design of our executive compensation program.  First, retention is a very important consideration in our compensation programs, and internal promotion and retention of key executive talent has been a significant feature of our company.  We believe that retention involves two interrelated components – establishment of a working environment that provides intangible benefits to our executives and encourages longevity and overall compensation that is generally competitive within our industry and among companies of comparable size and complexity.  Augmenting compensation with a desirable working environment enables us to maintain an overall compensation program that generally provides roughly average overall compensation to our executive officers, as compared to companies with which we compete for talent, but still remain competitive.  Our Compensation Committee has not historically employed compensation consultants to assist it in designing our compensation programs.  Instead, we rely on our familiarity with the market and ongoing market intelligence, including occasional review of publicly available compensation information of other companies, both those with which we compete and those within our geographic labor market, to gauge the competitiveness of our compensation programs.  In particular, our Compensation Committee has considered market data from CollaGenex Pharmaceuticals, DepoMed Inc., Durect Corp., Inspire Pharmaceuticals, Momenta Pharmaceuticals, Noven Pharmaceuticals, and OraSure Technologies, Inc. (collectively, the “Peer Group).  We use this data to help benchmark our executive compensation policies. The companies in the Peer Group were selected based upon various factors, including industry, number of employees, number and type of commercialized products, depth of drug development pipeline, annual spending on research and development activities, and market capitalization.  The companies comprising the Peer Group are periodically reviewed and updated each year.

The Committee also seeks a compensation structure that is internally consistent and provides appropriate compensation for our executives in relation to one another.  Consequently, the Compensation Committee does not focus on any particular benchmark to set executive compensation.  Instead, we believe that a successful compensation program requires the application of judgment and subjective determinations based on the consideration of a number of factors.  These factors include the following:

▪	the scope and strategic impact of the executive officer’s responsibilities, including the importance of the job function to our business;

▪	our past financial performance and future expectations;

▪	the performance and experience of each individual;

▪	past salary levels of each individual and of the officers as a group;

▪	our need for someone in a particular position; and

▪	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer, in consultation with our Chief Financial Officer.

The Committee does not assign relative weights or rankings to these factors.  Our allocation of compensation between cash and equity awards, our two principal forms of compensation, is based upon our historical practice and our evaluation of the cost of equity awards, as discussed in more detail below.

Our Chief Executive Officer works closely with the Committee to maintain an open dialogue regarding the Committee’s goals, progress towards achievement of those goals and expectations for future performance.  The Chief Executive Officer updates the Committee regularly on results and compensation issues.  Our Chief Executive Officer also provides the Committee, and in particular, the Committee Chair, with recommendations regarding compensation for our executive officers other than himself.  In part because the Chief Executive Officer works closely with the Committee throughout the year, the Committee is in a position to evaluate his performance and make its own determinations regarding appropriate levels of compensation for the Chief Executive Officer.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits ULURU’s tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or to certain other executive officers. Compensation that meets the requirements for qualified performance-based compensation or certain other exceptions under the Internal Revenue Code is not included in this limit. Generally, the Compensation Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of our compensation programs. To that end, our 2006 Equity Incentive Plan and Incentive Bonus Plan were designed to meet the requirements so that grants and annual incentive bonuses under those plans will be performance-based compensation for Section 162(m) purposes. However, in the past, our executives’ compensation has not been high enough to make Section 162(m) a critical issue for the company. Therefore, deductibility under Section 162(m) is only one consideration in determining executive compensation, and the Compensation Committee may approve compensation that is not deductible in order to compensate executive officers in a manner consistent with performance and our need for executive talent.

Components of Executive Compensation

Our executive compensation program consists of base salary, an annual incentive bonus program, and long-term equity incentives in the form of stock options and restricted stock grants.  Executive officers also are eligible to participate in certain benefit programs that are generally available to all of our employees, such as medical insurance programs, life insurance programs and our 401(k) plan.  The Compensation Committee of our Board of Directors oversees our executive compensation program.

Base Salary

Base salaries are the most basic form of compensation and are integral to any competitive employment arrangement.  Each named executive officer and key employee’s employment agreement sets forth his salary, which varies with the scope of his respective responsibilities. At the beginning of each fiscal year, the Compensation Committee establishes an annual base salary for our executive officers based on recommendations made by our Chief Executive Officer, in consultation with our Chief Financial Officer.  Consistent with our compensation objectives and philosophy described above, the Compensation Committee attempts to set base salary compensation, and adjust it when warranted, based on company financial performance, the individual’s position and responsibility within our company and performance in that position, the importance of the executive’s position to our business, and the compensation of other executive officers of ULURU with comparable qualifications, experience and responsibilities.  The Committee also generally takes into account its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies with which we compete for executive talent including but not limited to our Peer Group.  The Committee also reviews historical salary information for each of the executive officers as part of its analysis in setting base salary structures. The Committee uses this information to review historical progression of each executive officer’s compensation and to identify variations in compensation levels among the executive officers.

In February 2008, the Compensation Committee reviewed the base salaries of our named executive officers and key employees, taking into account the considerations described above. The Committee approved salary increases for each of the named executive officers and key employees ranging from 3% to 17%.  The base salary increases for 2008 were as follows:

Named Executive Officers & Key Employees	2007 Salary	2008 Salary	% Increase
Kerry P. Gray	$350,000	$380,000	8.6%
Renaat Van den Hooff	$300,000	$308,000	2.7%
Terrance K. Wallberg	$175,000	$200,000	14.3%
Daniel G. Moro	$165,000	$175,000	6.1%
John V. St. John, Ph.D.	$120,000	$140,000	16.7%

The average standard increase in base salary throughout our company in 2008 was approximately 8%, with adjustments within each functional area based upon an individual’s relative performance and position within his or her area.  This basic structure influenced the base salary increases for the named executive officers as well. For Messrs. Gray and Moro, their base salary increase reflected the standard increase throughout the company of approximately 8%.  Mr. Wallberg’s increase reflected the Company’s general salary increase as well as an increase to match market conditions for chief financial officers at other companies with which we compete for executive talent including but not limited to our Peer Group.  Dr. St. John’s increase reflected his increased responsibility and the importance of his position to the organization following his promotion to Vice President – Material Science.  Mr. Van den Hooff started with the company in late September 2007 as Executive Vice President – Operations and therefore his salary increase was prorated due to a partial year of service in 2007.

Annual Bonus

We provide annual bonuses under our Incentive Bonus Plan, which is designed to motivate and reward executives for their contribution to the company’s performance during the fiscal year.  A significant portion of the total cash compensation that our executive officers and key employees could receive each year is paid through this program, and thus is dependent upon our corporate performance and individual performance. The Compensation Committee established certain performance objectives for 2007, which were comprised of revenue goals, operating expense control, product development objectives, business development goals, regulatory filings, and a discretionary component.  In February 2008, the Compensation Committee approved and we paid annual cash bonus awards to our named executive officers and key employees (which related to their performances in 2007) representing the following percentages of base salary earned in 2007:

Name	Target Bonus Level	2007 Bonus (1)	Percentage of 2007 Base Salary
Kerry P. Gray	70%	$95,000	27.1%
Renaat Van den Hooff (2)	40%	$15,000	18.8%
Terrance K. Wallberg	30%	$20,956	12.0%
Daniel G. Moro	30%	$18,810	11.4%
John V. St. John, Ph.D.	30%	$13,500	11.3%

(1)	This bonus was awarded for 2007 performance but we calculated and paid these amounts in 2008.
(2)	The bonus awarded for 2007 performance to Mr. Van den Hooff represent a partial year of employment with the Company from September 25, 2007 until December 31, 2007.

Restricted Stock Awards

As part of our Incentive Bonus Plan, we also granted restricted stock awards to our executive officers and key employees in an amount to equal to the annual cash bonus.  The Compensation Committee believes that restricted stock awards are a valuable tool in linking the personal interest of our executives to those of our stockholders.  Moreover, the vesting component of the restricted stock awards provides a valuable retention tool, and retention is a significant consideration in making these awards.  The Compensation Committee approved awards of restricted shares of Common Stock to Messrs. Van den Hooff, Wallberg, Moro, and St. John of 6,494, 9,072, 8,143, and 5,844, respectively, based on the closing stock price of $2.31 on the date of grant, February 12, 2008. The Compensation Committee also approved an award of restricted stock to Mr. Gray of 35,316, based on the closing stock price of $2.69 on the date of grant, February 15, 2008.  The restricted stock awards granted in February 2008 are subject to a vesting schedule over five years.

Stock Options

We compensate our executive officers and key employees in part with annual grants of stock option awards under our 2006 Equity Incentive Plan, which is described in the narrative following the Summary Compensation Table.  Typically, we grant stock options every year because these awards are consistent with our compensation goals of aligning executives’ interests with that of our stockholders in the long term, and because these grants are a standard form of compensation among the companies with which we compete for executive talent including but not limited to our Peer Group. The Compensation Committee believes that stock option awards are an especially valuable tool in linking the personal interests of executives to those of our stockholders, because executives’ compensation under these awards is directly linked to our stock price. These awards give executive officers a significant, long-term interest in the company’s success.  In addition, they can provide beneficial tax treatment that executive’s value due to the fact that we have typically granted incentive stock options to our executives to the maximum extent permitted under the tax laws. Moreover, the vesting component of our stock option awards provides a valuable retention tool, and retention is a significant consideration in making these awards.

With the exception of a September 2007 grant to purchase 600,000 shares of Common Stock to Renaat Van den Hooff, as part of his initial employment agreement, the Compensation Committee did not grant any stock options to our named executives and key employees during 2007.  As part of the February 2008 annual review by the Compensation Committee, the Committee approved the award of options to purchase Common Stock to Messrs. Gray, Van den Hooff, Wallberg, Moro, and St. John of 800,000, 50,000, 80,000, 80,000, and 80,000, respectively.  The stock options awarded are subject to a vesting schedule over four years.

Other Compensation and Personal Benefits

We maintain general broad-based employee benefit plans in which our executives participate, such as health insurance plans, life insurance, and a 401(k) plan.  These benefits are provided as part of the basic conditions of employment for all of our employees. In addition, we believe that providing these basic benefits is necessary for us to attract and retain high-level executives working in our industry and in our geographic area.  We believe that these benefits substantially enhance employee morale and performance.  Our benefit plans may change over time as the Compensation Committee determines what is appropriate.

The Company’s 401(k) plan permits a contribution of up to 4% of their salary to our 401(k) plan and we match 100% of such contribution, subject to limitations established by law.  Participation in the Company’s 401(k) plan and receipt of matching contributions is also available to all full-time employees.  We consider the matching contribution feature to be an important aspect of our compensation program because it is our only retirement program for our named executive officers and key employees.

Retirement Benefits

Our executive officers and key employees do not participate in any defined benefit retirement plans such as a pension plan.  We do not have any deferred compensation programs.  As noted above, our executive officers and key employees are eligible for our 401(k) plan, and we match those contributions as described in “Other Compensation and Personal Benefits”.

Compensation Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

W. Anthony Vernon, Chairman
Jeffrey B. Davis
David E. Reese, Ph.D.

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2007 and December 31, 2006, the total compensation earned by or paid to our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated named executive officers and key employees who were serving as named executive officers and key employees as of December 31, 2007.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(6)	Total ($)

Kerry P. Gray President & Chief Executive Officer (1)	2007 2006	345,833 300,000	--- ---	25,999 ---	--- ---	95,000 130,000	12,474 8,800	479,306 438,800

Renaat Van den Hooff Executive Vice President – Operations (2)	2007	79,615	100,000	---	89,516	15,000	1,806	285,937

Terrance K. Wallberg Vice President & Chief Financial Officer	2007 2006	173,333 155,000	--- ---	5,424 ---	19,706 1,350	20,956 27,125	8,741 6,200	228,160 189,675

Daniel G. Moro Vice President – Polymer Drug Delivery	2007 2006	163,210 143,520	--- ---	5,023 ---	19,706 1,350	18,810 25,116	9,326 5,741	216,075 175,727

John V. St. John, Ph.D. Vice President – Material Science	2007 2006	120,000 96,000	--- ---	3,360 ---	22,169 1,518	13,500 16,800	6,536 3,840	165,565 118,158

(1)
The 2007 salary amount listed does not include a payment of $62,500 made to Mr. Gray in February 2007 for compensation that was owed to him for services provided to the Company’s subsidiary, Uluru Delaware Inc., in the fourth quarter of 2005.

(2)
The salary presented for Mr. Van den Hooff represents a partial year of employment with the Company from September 25, 2007 until December 31, 2007.  Additionally, the bonus paid in 2007 was associated with Mr. Van den Hooff’s employment agreement.

(3)
For 2007, we awarded this bonus and restricted stock award with respect to 2007 performance achievements, but we calculated and paid these amounts in February 2008.  Likewise, for 2006 we awarded this bonus award with respect to 2006 performance achievements, but we calculated and paid these amounts in January 2007.

(4)	Restricted stock awards are subject to a five year vesting schedule from the date of grant. The amounts in this column represent the expense that we recorded in 2007 for restricted stock awards.
(5)
The amounts shown do not reflect compensation actually received by our named executives or the actual value that may be recognized by the directors with respect to these awards in the future.  Instead, the amounts in this column represent the Black-Scholes fair value of options that we recorded as expense in 2007 and thus include amounts from awards prior to 2007.  During 2007, we granted a stock option award to Mr. Van den Hoof to purchase 600,000 shares of Common Stock with a fair value on the date of grant of $1,347,275.  For a description of the assumptions used to determine the fair value of options recorded as expense in 2007 and the grant date fair value of options granted in 2007, see Note 14 to our Consolidated Financial Statement in our Annual Report on Form 10-KSB for the year ended December 31, 2007, except that, as required by SEC regulations, the amounts included herein do not reflect any assumed forfeitures.

(6)	All Other Compensation includes the following:

Name	Fiscal Year	401(k) Matching Contributions	Life and Disability Insurance	Other		Total
Kerry P. Gray	2007	$9,000	$3,474	$	---	$12,474
Renaat Van den Hooff	2007	$1,355	$451	$	---	$1,806
Terrance K. Wallberg	2007	$8,018	$723	$	---	$8,741
Daniel G. Moro	2007	$7,533	$1,458		$335	$9,326
John V. St. John, Ph.D.	2007	$5,472	$1,064	$	---	$6,536

Grants of Plan Based Awards During Fiscal Year 2007

The following table sets forth information regarding grants of stock options and grants of restricted stock awards under the Company’s 2006 Equity Incentive Plan and under the Company’s Incentive Bonus Plan during 2007 to named executive officers and key employees at the discretion of the Compensation Committee.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock on Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Kerry P. Gray	n/a	$-0-	$245,000	$490,000	---	---	---	---
	01/25/07	---	---	---	32,500	---	---	$130,000

Renaat Van den Hooff	n/a	$-0-	$120,000	$240,000	---	---	---	---
	09/25/07	---	---	---	---	600,000	$4.50	$1,347,275

Terrance K. Wallberg	n/a	$-0-	$52,500	$105,000	---	---	---	---
	01/25/07	---	---	---	6,781	---	---	$27,125

Daniel G. Moro	n/a	$-0-	$49,500	$99,000	---	---	---	---
	01/25/07	---	---	---	6,279	---	---	$25,116

John V. St. John	n/a	$-0-	$36,000	$72,000	---	---	---	---
	01/25/07	---	---	---	4,200	---	---	$16,800

(1)
The amounts shown reflect the range of possible bonuses payable in accordance with the Bonus Incentive Plan previously established by our Compensation Committee for our named executive officers and key employees.  The amounts shown in the “threshold” column reflect the lowest amount payable under the plan in the event our Compensation Committee determined that no corporate or individual goals were met by the individual with respect to the year ended December 31, 2007.  The amounts shown in each of the “target” and “maximum” columns reflect the amount payable under the plan with respect to each of the named executive officers and key employees for services rendered during the year ended December 31, 2007.  For 2007, the “target” bonus percentage for Messrs. Gray, Van den Hooff, Wallberg, Moro, and St. John was 70%, 40%, 30%, 30%, and 30% of base salary, respectively.  The “maximum” bonus awards are capped at 200% of the “target” award opportunity.  The Summary Compensation Table above includes the cash bonuses that were actually paid under our Bonus Incentive Plan, which payments occurred in February 2008.

(2)	Restricted stock awards vest over a five year period, with 25% vesting on the second anniversary of the date of grant and 25% vesting every twelve months for three years thereafter.
(3)
Stock option awards vest over a four year period, with 25% vesting on the first anniversary of the date of grant and 2.0833% vesting every month for three years thereafter.  The stock options expire ten years from date of grant.

(4)
Reflects the grant date fair value of each equity award in accordance with FAS 123(R).  Assumptions used in the calculation of these amounts are included in Note 14 to our Consolidated Financial Statement in our Annual Report on Form 10-KSB for the year ended December 31, 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information regarding grants of stock options and grants of unvested restricted stock awards held by the named executive officers and key employees at December 31, 2007.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Kerry P. Gray	01/25/07	---	---	---	---	32,500	$88,075

Renaat Van den Hooff	09/25/07	---	600,000	$4.50	09/25/2017	---	---

Terrance K. Wallberg	12/06/06	50,000	150,000	$0.95	12/06/2016	---	---
	01/25/07	---	---	---	---	6,781	$18,377

Daniel G. Moro	12/06/06	50,000	150,000	$0.95	12/06/2016	---	---
	01/25/07	---	---	---	---	6,279	$17,016

John V. St. John	12/06/06	56,250	168,750	$0.95	12/06/2016	---	---
	01/25/07	---	---	---	---	4,200	$11,382

(1)
Stock option awards vest over a four year period, with 25% vesting on the first anniversary of the date of grant and 2.0833% vesting every month for three years thereafter.  The stock options expire ten years from date of grant.

(2)	Restricted stock awards vest over a five year period, with 25% vesting on the second anniversary of the date of grant and 25% vesting every twelve months for three years thereafter.
(3)
The market value of the stock awards is determined by multiplying the number of shares times $2.71, which represents the closing price of the Company’s Common Stock per share quoted on the American Stock Exchange on December 31, 2007.

Option Exercises and Stock Vested in 2007

There were neither any exercises of stock options by our named executive officers and key employees or vesting of restricted stock awards during the 2007 fiscal year.

Employment, Severance and Change in Control Agreements

Chief Executive Officer

Kerry P. Gray

On March 31, 2006 we assumed an employment agreement with our President and Chief Executive Officer, Kerry P. Gray.  The agreement is for a period of three years and shall automatically renew for one-year periods, with the current term expiring January 1, 2009.  Mr. Gray reports directly to, and is subject to the direction of, our Board.  As a result of the Compensation Committee’s evaluation in February 2008, Mr. Gray's annual salary was increased from $350,000 to $380,000 and his incentive target award percentage was increased from 50% to 70%.  Mr. Gray is eligible to participate in all of our employee benefits programs available to executives.  Mr. Gray is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Gray's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Gray assign all invention and intellectual property rights to us.  The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Mr. Gray is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) we terminate his employment within six months following a change of control under certain circumstances or (iv) he terminates his employment following a change of control in certain circumstances.  Upon any such event, Mr. Gray would receive two times his base salary plus target bonus for the year in which his termination occurs, all stock options held by Mr. Gray would become immediately exercisable and would remain exercisable for three years after the date of termination and Mr. Gray would continue to receive all health benefits for two years after the date of termination. With respect to each of these post-employment compensation provisions, the Board of Directors has determined that both the terms and the payout levels of each provision are appropriate to accomplish the objectives of attracting and retaining executive talent.

The following table describes the potential payments to Mr. Gray upon our terminating him without cause, his resigning with reason, our terminating him following a change of control in certain circumstances and his resigning following a change of control in certain circumstances:

Severance Payment Upon Termination (1)	Accelerated Vesting of Unvested Equity Awards (2)	Continuation of Benefits (3)	Total
$1,050,000	$88,075	$26,880	$1,164,955

(1)	Represents two years salary and target bonus based on salary as of December 31, 2007.
(2)
Calculated based on a change of control taking place as of December 31, 2007.  For purposes of valuing equity awards, the amounts noted are based on a per share price of $2.71, which was the closing price as reported on the American Stock Exchange on December 31, 2007.

(3)	Represents two years of COBRA health benefits.

Other Named Executive Officers and Key Employees

Renaat Van den Hooff

On September 25, 2007 we entered into an employment agreement with our Executive Vice President – Operations, Renaat Van den Hooff.  The agreement is for a period of two years and shall automatically renew for one-year periods, with the current term expiring September 25, 2009.  Under this agreement, Mr. Van den Hooff was entitled to receive an initial annual base salary of $300,000 for 2007, subject to adjustment by the compensation committee of our Board.  In February 2008, the Compensation Committee increased Mr. Van den Hooff’s annual salary from $300,000 to $308,000 and increased his incentive target award percentage from 35% to 40%.  Mr. Van den Hooff is eligible to participate in all of our employee benefits programs available to executives.  Mr. Van den Hooff is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Van den Hooff's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Van den Hooff assign all invention and intellectual property rights to us.  The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Mr. Van den Hooff’s employment agreement also provides for reimbursement to Mr. Van den Hooff for excise tax payments which may be due pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code), if payments to Mr. Van den Hooff are deemed “parachute payments” within the meaning of Section 280G of the Code.

Mr. Van den Hooff is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) we terminate his employment within six months following a change of control under certain circumstances or (iv) he terminates his employment following a change of control in certain circumstances.  Upon any such event, Mr. Van den Hooff would receive one times his base salary plus target bonus for the year in which his termination occurs, all stock options held by Mr. Van den Hooff would become immediately exercisable and would remain exercisable for two years after the date of termination and Mr. Van den Hooff would continue to receive all health benefits for one year after the date of termination.  With respect to each of these post-employment compensation provisions, the Board of Directors has determined that both the terms and the payout levels of each provision are appropriate to accomplish the objectives of attracting and retaining executive talent.

Terrance K. Wallberg

On March 31, 2006 we assumed an employment agreement with our Vice President and Chief Financial Officer, Terrance K. Wallberg, which renews automatically for successive one-year periods, with the current term extending until December 31, 2008.  As a result of the Compensation Committee’s evaluation of compensation in February 2008, the Compensation Committee increased Mr. Wallberg's annual salary from $175,000 to $200,000.  Mr. Wallberg is eligible to participate in all of our employee benefits programs available to executives.  Mr. Wallberg is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Wallberg's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Wallberg assign all invention and intellectual property rights to us.  The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Mr. Wallberg is entitled to certain severance benefits in the event that (a) we terminate his employment without cause or he resigns with reason, or (b) either we or he terminate his employment within six months following a change of control in certain circumstances.  Upon any such event, Mr. Wallberg would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Wallberg would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination. With respect to each of these post-employment compensation provisions, the Board of Directors has determined that both the terms and the payout levels of each provision are appropriate to accomplish the objectives of attracting and retaining executive talent.

Daniel G. Moro

On March 31, 2006 we assumed an employment agreement with our Vice President-Polymer Drug Delivery, Daniel G. Moro, which renews automatically for successive one-year periods, with the current term extending until December 31, 2008.  As a result of the Compensation Committee’s evaluation of compensation in February 2008, the Compensation Committee increased Mr. Moro's annual salary from $165,000 to $175,000.  Mr. Moro is eligible to participate in all of our employee benefits programs available to executives.  Mr. Moro is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Moro's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Moro assign all invention and intellectual property rights to us.  The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Our employment agreement with Mr. Moro provides that Mr. Moro is entitled to certain severance benefits in the event that (a) we terminate his employment without cause or he resigns with reason, or (b) either we or he terminate his employment within six months following a change of control in certain circumstances.  Upon any such event, Mr. Moro would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Moro would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.  With respect to each of these post-employment compensation provisions, the Board of Directors has determined that both the terms and the payout levels of each provision are appropriate to accomplish the objectives of attracting and retaining executive talent.

John V. St. John, Ph.D.

On December 1, 2006 we entered into an employment agreement with our Vice President-Material Science, John V. St. John, Ph.D., which renews automatically for successive one-year periods, with the current term extending until December 1, 2008.  As a result of the Compensation Committee’s evaluation of compensation in February 2008, the Compensation Committee increased Dr. St. John's annual salary from $120,000 to $140,000.  Dr. St. John is eligible to participate in all of our employee benefits programs available to executives.  Dr. St. John is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Dr. St. John's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Dr. St. John assign all invention and intellectual property rights to us.  The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Our employment agreement with Dr. St. John, our Vice President-Material Sciences, provides that Dr. St. John is entitled to certain severance benefits in the event that (a) we terminate his employment without cause or he resigns with reason, or (b) either we or he terminate his employment within six months following a change of control in certain circumstances.  Upon any such event, Dr. St. John would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Dr. St. John would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.  With respect to each of these post-employment compensation provisions, the Board of Directors has determined that both the terms and the payout levels of each provision are appropriate to accomplish the objectives of attracting and retaining executive talent.

Potential Payments upon Termination

The following table describes the potential payments upon termination of employment of our Named Executive Officers and Key Employees, other than our Chief Executive Officer, by the Company as a result of termination without cause, resigning with reason, termination following a change of control in certain circumstances and resignation following a change of control in certain circumstances, as further described in each individual employment agreement discussed above.

Name	Severance Payment Upon Termination (1)	Accelerated Vesting of Unvested Equity Awards(2)		Continuation of Benefits (3)	Total
Renaat Van den Hooff	$405,000	$	---	$13,440	$418,440
Terrance K. Wallberg	$227,500		$282,377	$9,084	$518,961
Daniel G. Moro	$214.500		$281,016	$4,332	$499,848
John V. St. John, Ph.D.	$156,000		$308,382	$13,440	$477,822

(1)	Represents one year salary and target bonus based on salary as of December 31, 2007.
(2)
Calculated based on a change of control taking place as of December 31, 2007.  For purposes of valuing equity awards, the amounts noted are based on a per share price of $2.71, which was the closing price as reported on the American Stock Exchange on December 31, 2007.

(3)	Represents one year of COBRA health benefits.

Equity Compensation Plan Information

2006 Equity Incentive Plan

We adopted our 2006 Equity Incentive Plan (“Incentive Plan”) on March 27, 2006 authorizing 2,000,000 shares under the Incentive Plan. At our May 8, 2007 annual meeting of shareholders our stockholders approved an amendment to the Incentive Plan to increase the total number of shares issuable up to a maximum of 6,000,000.  We have issued under the Incentive Plan stock options exercisable for an aggregate of 2,230,000 shares of Common Stock, of which 5,000 shares have been issued as a result of option exercises.  We have also issued an aggregate of 55,195 shares of restricted Common Stock under the Incentive Plan.  The remaining number of shares issuable under the Incentive Plan as of December 31, 2007 is 3,714,805.

The following table sets forth the outstanding stock options or rights that have been authorized under equity compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2006 Stock Option Plan	2,225,000	$2.54	3,714,805

Equity compensation plans not approved by security holders	-0-	n/a	-0-

Total	2,225,000	$2.54	3,714,805

The Incentive Plan is administered by a committee of three non-employee members of the Board, chosen by the Board, and is currently administered by the Compensation Committee.  The Compensation Committee has the authority to determine those individuals to whom stock options or other equity awards should be granted, the number of shares to be covered by each award, the exercise price, the type of award, the award period, the vesting restrictions, if any, with respect to exercise of each award, the terms for payment of the exercise price and other terms and conditions of each award.  The Board has established the Employee Stock Option Committee and appointed Kerry P. Gray as a member of the Employee Stock Option Committee.  The committee shall have the authority to grant stock options to new hires of the Company with the requirements that the new hire is a non-executive employee, that no such stock option grant shall exceed 25,000 shares, that such stock options shall have an exercise price of not less than the fair market value of our Common Stock on the date of grant and such stock options shall have the same terms as defined in our Incentive Plan.

The Board or a committee of the Board has the authority to construe, interpret, amend and modify our Incentive Plan as well as to determine the terms of an award.  Our Board may amend or modify our Incentive Plan at any time.  However, no amendment or modification shall adversely affect the rights and obligations with respect to outstanding awards unless the holder consents to that amendment or modification.

Our Incentive Plan permits us to grant stock options, stock appreciation rights, restricted stock and other stock-based awards to our employees, officers, directors, and non-employee service providers.  A stock option may be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code (“Code”) or a nonstatutory stock option.

In general, the duration of a stock option granted under our Incentive Plan cannot exceed ten years.  The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of grant.  A nonstatutory stock option may be granted with an exercise price as determined by the Board or a committee of the Board.  An incentive stock option may not be transferred, but a nonstatutory stock option may be transferred as permitted in an individual stock option agreement and by will or the laws of descent and distribution.

Incentive stock options may be granted only to our employees.  The aggregate fair market value, determined at the time of grant, of shares of our Common Stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year under our Incentive Plans may not exceed $100,000 or such other amount permitted under Section 422 of the Code.  An incentive stock option granted to a person who at the time of grant owns or is deemed to own more than 10% of the total combined voting power of all classes of our outstanding stock or any of our affiliates must have a term of no more than five years and an exercise price that is at least 110% of fair market value at the time of grant.

The Incentive Plan administrator determines the term of stock options granted under our Incentive Plan, up to a maximum of ten years, except in the case of certain incentive stock options, as described above.  Unless the terms of an optionee's stock option agreement provide otherwise, if an optionee's relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of ninety days following the cessation of service.  If an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability or death.  The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws.  In no event, however, may an option be exercised beyond the expiration of its term.

Stock appreciation rights ("SARs") granted under our Incentive Plan entitle the holder to receive, subject to the provisions of the Incentive Plan and an award agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the fair market value of a share of our Common Stock on the exercise date over (B) the base price per share specified in the award agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised.  Payment of the amount receivable by a holder upon any exercise of a SAR may be made by the delivery of shares of our Common Stock or cash, or any combination of shares and cash, as determined by the plan administrator.  SARs are transferable only as provided for in the award agreement.  No SARs were granted or are outstanding as of December 31, 2006.

Restricted stock awards and stock unit awards granted under our Incentive Plan entitle the holder (i) in the case of restricted stock awards, to acquire shares of our Common Stock and (ii) in the case of stock unit awards, to be paid the fair market value of our Common Stock on the exercise date.  Stock unit awards may be settled in shares of Common Stock, cash or a combination thereof, as determined by the plan administrator.  Restricted stock awards and stock unit awards may be subject to vesting periods and other restrictions and conditions as the plan administrator may include in an award agreement.  Unvested restricted stock awards and stock units may not be transferred except as set forth in an award agreement.  As of December 31, 2007, no stock unit awards were granted or outstanding and restricted stock awards in an aggregate amount of 55,195 shares of restricted Common Stock had been granted and were outstanding.

Award agreements for restricted stock awards specify the applicable restrictions on the shares of Common Stock subject to a given award, the duration of such restrictions and the times at which such restrictions lapse with respect to all or a specified number of shares.  Notwithstanding the foregoing, the plan administrator may reduce or shorten the duration of any restriction applicable to any shares of Common Stock awarded to any holder.  A holder's rights as a shareholder with respect to the shares of restricted stock awarded are specified in an award agreement.

Award agreements for stock unit awards specify the number and terms and conditions of such stock units, as well as the manner in which such stock units may be exercised and the holder's rights as a shareholder with respect to such stock units.

Uluru 401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees.  The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code.  The plan provides that each participant may contribute up to the statutory limit, which is $15,500 for each of calendar years 2008 and 2007.  Participants who are 50 years or older can also make "catch-up" contributions, which in calendar years 2008 and 2007 may be up to an additional $5,000 above the statutory limit.  Under the plan, each participant is fully vested in his or her deferred salary contributions, including any matching contributions by us, when contributed.  Participant contributions are held and invested by the participants in the plan's investment options. The plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule.  In 2007, we matched 100% of participant contributions up to the first four percent of eligible compensation.  We intend to match participant contributions at the same levels in 2008.  The Company incurs the administrative costs of our 401(k) plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board operates under a written charter adopted by the Board, which charter is available on the Company’s website at www.uluruinc.com under the heading “Investor Relations.” Presently, the Audit Committee is composed of three non-employee directors.  The Board has determined that each of Messrs. Davis, Reese, and Vernon are independent under applicable SEC and American Stock Exchange rules and regulations. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company’s independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to that firm’s independence.

The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit Committee met with and without management present, and discussed and reviewed the results of the independent accountants’ examination of the Company’s financial statements.

Based upon the Audit Committee’s discussion with management and the independent accountants, and the Audit Committee’s review of the representation of management, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board that the Company include the audited consolidated financial statements in its Annual Report on Form 10-KSB for the 2007 fiscal year for filing with the SEC.

The Audit Committee also recommended the appointment of Lane Gorman Trubitt, L.L.P. as our independent accountants for the fiscal year 2008 and the Board concurred with such recommendation.

AUDIT COMMITTEE

Jeffrey B. Davis, Chairman
David E. Reese, Ph.D.
W. Anthony Vernon

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is presently composed of three directors, Messrs. Vernon, Davis, and Reese.  The Compensation Committee makes recommendations to the Board regarding executive compensation matters, including decisions relating to salary and annual incentive payments and grants of stock options.  During the 2007 fiscal year, no executive officer of the Company served as a member of the Board or compensation committee of any entity that has one or more executive officers serving as members of the Board or our Compensation Committee.

Certain Relationships and Related Transactions

As of December 31, 2007 the Company is party to employment agreements with its named executive officers, which include Kerry P. Gray, President and Chief Executive Officer, Renaat Van den Hooff, Executive Vice President – Operations and Terrance K. Wallberg, Vice President and Chief Financial Officer, as well as other key executives to include Daniel G. Moro, Vice President – Polymer Drug Delivery and John V. St. John, Vice President – Material Science.  The employment agreements with Messrs. Gray and Van den Hooff have initial terms of three and two years, respectively, and automatically renew for one year each year thereafter.  The employment agreements with Messrs. Wallberg, Moro, and St. John each have an initial term of one year and automatically renew for one year each year thereafter.  Each employment agreement provides for a base salary, bonus, stock options, stock grants, and eligibility for Company provided benefit programs.  Under certain circumstances, the employment agreements provide for certain severance benefits in the event of termination or a change in control.  The employment agreements also contain non-solicitation, confidentiality and non-competition covenants, and a requirement for the assignment of all invention and intellectual property rights to the Company.

In February 2007 we paid $62,500 to Kerry P. Gray, Chief Executive Officer of the Company, for compensation that was owed to him for services provided to the Company’s subsidiary, Uluru Delaware Inc., in the fourth quarter of 2005.

Security Ownership of Certain Beneficial Owners and Management

Based solely upon information made available to us, the following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 31, 2008, as to (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the Company’s Common Stock; (2) each of our directors; (3) each Named Executive Officer; and (4) all directors and executive officers of the Company as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted. Unless otherwise indicated, the address of each stockholder listed in the table is c/o ULURU Inc., 4452 Beltway Drive, Addison, Texas 75001.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. All shares of Common Stock subject to options or warrants exercisable within 60 days of March 31, 2008 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 62,466,881 shares of Common Stock outstanding as of March 31, 2008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class

5% or Greater Stockholders:
Kerry P. Gray (1)	9,939,000	15.9%
Entities affiliated with Brencourt Advisors LLC (2)	8,494,736	13.6%
William L. Collins (3)	359,062	0.6%
Fidelity Management & Research Company(4)	4,418,073	7.1%
JANA Partners LLC (5)	6,064,721	9.7%
Oscar S. Schafer & Partners I, LP (6)	454,925	0.7%
Oscar S. Schafer & Partners II, LP (6)	4,969,281	8.0%
OSS Overseas LTD (6)	6,102,808	9.8%
OSS Focus Fund (6)	160,401	0.3%
Pequot Capital Management, Inc. (7)	8,687,702	13.9%
Prenox, LLC (8)	5,777,856	8.7%
Entities affiliated with Tudor Investment Corporation (9)	3,157,895	5.1%

Directors and Named Executive Officers:
Kerry P. Gray, President, Chief Executive Officer, Director (1)	9,939,000	15.9%
Renaat Van den Hooff, Executive Vice President – Operations	---	---
Terrance K. Wallberg, Chief Financial Officer, Treasurer (10)	316,346	*
William W. Crouse, Chairman, Director (11)	280,000	*
Jeffrey B. Davis, Director (12)	175,000	*
David E. Reese, Director (13)	326,580	*
W. Anthony Vernon, Director	---	---

Directors and Executive Officers as a Group (7 persons)	11,036,926	17.4%

* Less than 1% of the total outstanding Common Stock.

(1)	Includes 1,500,000 shares held by Sally A. Gray, Trustee for benefit of Michael J. Gray and 1,500,000 shares held by Sally A. Gray, Trustee for benefit of Lindsay K. Gray.
(2)
The address for Brencourt Advisors LLC is 600 Lexington Avenue, New York, NY 10022.  Shares are owned directly by Brencourt Multi Strategy Master LTD (4,162,420 shares), Brencourt Multi Strategy Enhanced Dedicated Fund L.P. (523,842 shares), Diadem IAM LTD (1,421,052 shares), Man Mac Shreckhorn 14B LTD (1,622,896 shares), and Partners Group Alternative Strategies PCC LTD - Yellow Kappa Cellis (764,526 shares).  Brencourt Advisors LLC is the investment manager of each such entity.

(3)
The address for William L. Collins is c/o Brencourt Advisors LLC, 600 Lexington Avenue, New York, NY 10022.  Shares are owned directly by Mr. Collins.  Mr. Collins is the Chairman and CEO of Brencourt Advisors LLC and makes investment decisions on behalf of Brencourt Advisors, LLC.  Mr. Collins expressly disclaims beneficial interest in shares owned and controlled by Brencourt Advisors LLC.

(4)
The address for Fidelity Management & Research Company (“Fidelity”) is 82 Devonshire Street, Boston, MA 021099.  Fidelity is a wholly owned subsidiary of FMR LLC.  The ownership of one investment fund., Puritan Fund, amounted to 3,861,047 shares of Common Stock.  Edward C. Johnson 3rd, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,418,073 shares owned by the Funds.  Neither FMR LLC nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees.

(5)	The address for JANA Partners LLC is 200 Park Avenue, Suite 3300, New York, NY 10166. JANA Partners LLC is the investment manager for JANA Piranha Master Fund, Ltd.
(6)
The address for Oscar S. Schafer & Partners I, LP ("OSS I"), Oscar S. Schafer & Partners II, LP ("OSS II"), OSS Overseas LTD (“OSS Overseas”), and OSS Focus Fund (“OSS Focus”) is 598 Madison Avenue, 10th Floor, New York, NY 10022.  OSS I, OSS II, and OSS Focus are holders of Common Stock.  All investment decisions of, and control of, OSS I and OSS II are held by its general partner, O.S.S. Advisors LLC.  Oscar S. Schafer and Andrew J. Goffe are the managing members of O.S.S. Advisors LLC.  All investment decisions of, and control of, OSS Overseas and OSS Focus are held by its investment manager, O.S.S. Capital Management LP.  Schafer Brothers LLC is the general partner of O.S.S. Capital Management LP.  Oscar S. Schafer and Andrew J. Goffe are the managing members of Schafer Brothers LLC.  Each of Messrs. Schafer and Goffe disclaims beneficial ownership of the shares held by OSS I, OSS II, OSS Overseas, and OSS Focus, except to the extent of their pecuniary interest therein.

(7)
The address for Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, CT  06880.   Shares beneficially owned by Pequot Capital Management, Inc. represent 8,687,702 shares of Common Stock.  The shares are held of record by the following funds in the following amounts: Pequot Healthcare Fund, L.P. (3,099,304 shares); Pequot Healthcare Offshore Fund, Inc. (2,698,789 shares); Premium Series PCC Limited – Cell 32 (1,133,796 shares); Pequot Diversified Master Fund, Ltd. (644,215 shares); Pequot Healthcare Institutional Fund, L.P. (1,111,598 shares).  Pequot Capital Management, Inc., which is the Investment Manager/Advisor (as applicable) to the above named funds, exercises sole dispositive, investment and voting power for all the shares, except that Pequot Capital Management, Inc. does not hold voting power over 1,133,796 shares held of record by Premium Series PCC Limited-Cell 32.  Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of the shares except for his pecuniary interest.

(8)
The address for Prenox, LLC is 623 Fifth Avenue, 32nd Floor, New York, NY 10022.  Includes shares issuable upon exercise of warrant rights, the terms of which prohibit such exercise to the extent that the aggregate number of shares to be beneficially owned by Prenox, LLC (“Prenox”) and its affiliates upon such exercise would exceed 4.99% of our total issued and outstanding common stock.  Prenox has the right upon 61 days notice to decrease or increase such percentage threshold to any other percentage up to 9.99%.  Prenox disclaims beneficial ownership of any shares issuable upon exercise of its warrant rights to the extent such conversion would result in Prenox beneficially owning in excess of 4.99% of our issued and outstanding common stock  Prentice Capital Management, LP has investment and voting power over the securities held by Prenox.  Michael Zimmerman is the managing member of the general partner of Prentice Capital Management LP.  Each of Prentice Capital Management, LP and Michael Zimmerman expressly disclaims beneficial ownership over any of such securities.

(9)
The address for Tudor Investment Corporation ("TIC") is 50 Rowes Wharf, 6th Floor, Boston, MA 02110.  Shares are owned directly by The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") (628,873 shares) and Witches Rock Portfolio Ltd. ("Witches Rock") (2,529,022 shares).  Because TIC provides investment advisory services to BVI Portfolio and Witches Rock, it may be deemed to beneficially own the shares held by BVI Portfolio and Witches Rock.  TIC expressly disclaims such beneficial ownership.  Because Paul Tudor Jones, II is the Chairman and indirect majority equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares deemed beneficially owned by TIC and TPT.  Mr. Jones expressly disclaims such beneficial ownership.  Because James J. Pallotta is the Vice-Chairman of TPT and makes investment decisions with respect to the Company's Common Stock, Mr. Pallotta may be deemed to beneficially own the shares deemed beneficially owned by TIC and TPT.  Mr. Pallotta expressly disclaims such beneficial ownership.

(10)	Includes 70,835 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 31, 2008.
(11)	Includes 230,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 31, 2008.
(12)	Includes 175,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 31, 2008.
(13)	Includes 325,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 31, 2008.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The appointment of independent auditors will be approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of Lane Gorman Trubitt, L.L.P., who we refer to as Lane Gorman, as our independent auditors for the year ending December 31, 2008.  Lane Gorman has been the Company’s independent registered public accounts since March 29, 2007.  For the fiscal years ended December 31, 2005 and 2006 and the interim period through March 29, 2007, Braverman International, P.C. was the Company’s independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth the fees billed by our principal independent auditors and other accounting professionals for each of our last two fiscal years for the categories of services indicated.

	Years Ended December 31,
Nature of Service	2007	2006
Audit fees (1)	$64,231	$71,485
Audit related fees (2)	$16,267	$3,523
Tax fees (3)	$-0-	$3,412
All other fees (4)	$24,971	$2,796

(1)
Consists of fees billed for the audit or our annual financial statements, review of our Form 10-KSB, and services that are normally provided by the accountant in connection with year end statutory and regulatory filings or engagements.  Audit fees for 2007 are comprised of $35,693 to be billed by Lane Gorman Trubitt, L.L.P. and $28,538 paid to our predecessor independent auditor, Braverman International, P.C.  The audit fees for 2006 were paid entirely to Braverman International, P.C.

(2)
Consists of fees billed for the review of our quarterly financial statements, review of our Forms 10-QSB and 8-K and services that are normally provided by the accountant in connection with non year end statutory and regulatory filings and engagements.  Lane Gorman Trubitt, L.L.C. was paid $16,267 in 2007 and Braverman International, P.C. was paid $3,523 in 2006.

(3)
Consists of fees and professional services for tax compliance, tax advice, and tax planning.  For 2007, McGuiness and Hodavance, CPAs billed $1,500.  Fees for 2006 are comprised of $1,200 paid to McGuiness and Hodavance, CPAs and $2,212 paid to Braverman International, P.C.

(4)
The services provided by our accountants within this category consisted of advice and other services relating to SEC matters, registration statement review, internal controls, accounting issues and client conferences; of which $24,971 was paid to Saville Dodgen & Company, P.A. in 2007 and $2,796 was paid to Braverman International, P.C. in 2006.

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee charter requires the Audit Committee to approve all audit engagement fees and services and all permissible non-audit engagement fees and services with the independent auditor.  The Audit Committee may delegate the pre-approval of permissible non-audit services to a single member of the Audit Committee.  The Audit Committee provides a general pre-approval of certain audit and non-audit services on an annual basis.  The types of services that may be covered by a general pre-approval include other audit services, audit-related services, tax services and permissible non-audit services.  If a type of service is not covered by the Audit Committee’s general pre-approval, the Audit Committee, or one of its members, must review the service on a specific case-by-case basis and pre-approve it if such service is to be provided by the independent auditor.  Annual audit services engagement fees and services require specific pre-approval of the Audit Committee.  Any proposed services exceeding pre-approved costs also require specific pre-approval by the Audit Committee or one of its members.  For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.  The Audit Committee may delegate either type of pre-approval authority to one or more of its members.

THE BOARD AND AUDIT COMMITTEE RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF LANE GORMAN TRUBITT, L.L.P. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF LANE GORMAN TRUBITT, L.L.P. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

RATIFICATION BY STOCKHOLDERS IS NOT REQUIRED.  IF PROPOSAL 2 IS NOT APPROVED BY THE STOCKHOLDERS, THE BOARD DOES NOT PLAN TO CHANGE THE APPOINTMENT FOR FISCAL YEAR 2008 BUT WILL CONSIDER SUCH VOTE IN SELECTING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.

OTHER MATTERS

As of the date of this Proxy Statement, the Board has no knowledge of any matters to be presented for consideration at the Meeting other than those referred to above. If (i) any matters not within the knowledge of the Board as of the date of this Proxy Statement should properly come before the Meeting; (ii) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (iii) any proposals properly omitted from this Proxy Statement and the form of proxy, subject to applicable laws and our Articles of Incorporation and Bylaws, should come before the Meeting; or (iv) any matters should arise incident to the conduct of the Meeting, then the proxies will be voted by the persons named in the enclosed form of proxy, or their substitutes acting thereunder, in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

The 2009 annual meeting of stockholders is expected to be held on or about May 13, 2009.  The Board will make provisions for the presentation of proposals submitted by eligible stockholders who have complied with the relevant rules and regulations of the SEC.  We must receive such proposals no later than December 12, 2008 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, and no later than March 11, 2009 for all other proposals.

FORM 10-KSB

Our Annual Report on Form 10-KSB for the 2007 fiscal year is available without charge to each stockholder, upon written request to the Company, c/o Investor Relations, at our principal executive offices at 4452 Beltway Drive, Addison, Texas 75001 and is also available on our website at http://www.uluruinc.com under the heading “Investor Information: SEC Documents”.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE AND ADDRESSED TO ULURU INC., c/o CONTINENTAL STOCK TRANSFER & TRUST CO., 17 BATTERY PLACE, NEW YORK, NEW YORK 10004-1123.

A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

ULURU INC.
4452 Beltway Drive, Addison, Texas 75001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 22, 2008, and revoking any proxy heretofore given, hereby appoints each of Kerry P. Gray and Terrance K. Wallberg, or either of them, Proxies of the undersigned with full power of substitution, to vote all shares of Common Stock of ULURU Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held Thursday, May 15, 2008 at 10:00 a.m., local time, at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York NY  10022, (212) 705-7000, or any postponement or adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If no direction is made, this Proxy will be voted FOR each Director nominee listed in Proposal 1 and FOR Proposal 2.

In their discretion, the named Proxies are authorized to vote on any other matters which may properly come before the Meeting or any postponement or adjournment thereof as set forth in the Proxy Statement.

(continued and to be signed on the reverse side)

The Board recommends a vote “FOR” the election of Directors listed in Proposal 1 and “FOR” Proposal 2.  Please sign, date and return this Proxy promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here. ☒

1.	Election of Directors.

☐	FOR ALL NOMINEES
Nominees:
1 Year Term		William W. Crouse	☐

1 Year Term		Jeffrey B. Davis	☐

1 Year Term		Kerry P. Gray	☐

1 Year Term		W. Anthony Vernon	☐

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL NOMINEES EXCEPT
(see instructions below)

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINESS EXCEPT” and mark in the box next to each nominee you wish to withhold, as shown here: ☒

2.	Proposal to ratify the appointment of Lane Gorman	FOR	AGAINST	ABSTAIN
	Trubitt, L.L.P. as our independent registered public	☐	☐	☐
accounting firm for the fiscal year ending December 31, 2008.

PLEASE MARK, SIGN AND DATE BELOW AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Proxies will also be accepted by transmission of a facsimile provided that such facsimile contains sufficient information from which it can be determined that the transmission was authorized by the stockholder delivering such Proxy at (212) 509-5152.

THIS PROXY IS SOLICITED ON BEHALF OF ULURU INC.’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO BEING VOTED AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS.

Signature
	Date	Signature if held jointly	Date

NOTE:
Please sign exactly as name or names appear on this Proxy. When shares are held jointly each holder must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership or other entity, please sign in entity name by authorized person.